Exhibit 99.1

AVI Press and Investor Contact:

Michael Hubbard (hubbard@avibio.com)

Director of Corporate Communications

(503) 227-0554

For Release 6:30 a.m. PDT

July 28, 2008

AVI BioPharma Appoints New Senior Vice President and Chief Financial Officer

David Boyle, CFO of XOMA Ltd. to join AVI

CORVALLIS, OR — July 28, 2008 — AVI BioPharma, Inc. (NASDAQ: AVII), a developer of RNA-based drugs, today announced that J. David Boyle II will join the Company as Senior Vice President and Chief Financial Officer.  Mr. Boyle is expected to begin his employment with the Company on August 18, 2008, at which time, Mark Webber, the Company’s current CFO, will assume a new position within AVI as General Manager of Finance and Administration.

Mr. Boyle brings extensive operational and international financial experience to AVI.  He was previously Vice President, Finance and Chief Financial Officer of XOMA Ltd., a California-based leader in the discovery and development of therapeutic antibodies.  In addition to his past positions as VP of Finance at Polycom and Director of Business Development at Intel, Mr. Boyle has held senior positions in biotechnology and specialty pharmaceutical companies.  He was at Salix Pharmaceuticals, Ltd. in the US and at Ares Serono Group both in the US and Switzerland.

“We are excited to have attracted a candidate of David’s caliber to join our senior management team as we continue AVI’s transition from an antisense pioneer into a dynamic RNA-based drug discovery and development company,” stated Dr. Leslie Hudson, AVI’s CEO.  “Beyond his extensive background in finance, David brings to AVI expertise in several operational areas, including experience in the management of significant government contracts.”

Alan Timmins, the Company’s current president and Chief Operating Officer, will transition out of the company as the new finance and administration team assumes its role.  Responsibilities related to the position of president will be assumed by the company’s CEO.  Management of  AVI’s ongoing and future government contracts will be shared by AVI’s new CFO and the company’s recently appointed Senior Vice President of Strategic Alliances, while Mr. Timmins’ other operational responsibilities will be shared by AVI’s CFO and the General Manager of Finance and Administration.

“I am personally grateful to Alan Timmins for the help and support he has given through the re-direction of the company and wish him well in his future career,” said Dr. Hudson.  “Our new management appointments and overall staffing realignment are happening at a very opportune time for AVI as we pursue an increasing level of interest from the industry in our core RNA- based technologies, applications and discovery programs.”

About AVI BioPharma

AVI BioPharma is focused on the discovery and development of RNA-based drugs using the company’s expanded portfolio of proprietary antisense compounds (PMOs).  The company’s technology applications leverage distinct mechanisms of action in a range of genetic diseases, genetic disorders and the genetic code of disease-causing organisms. The emerging field of directed alternative RNA splicing represents AVI’s newest and most exciting application based on the company’s core antisense technology.  Functional attributes of this approach could include correcting genetic defects (RNA mutations; which AVI believes could produce promising treatments for Duchenne muscular dystrophy), coding for novel soluble receptors (an exciting and novel approach which could have application in the treatment of inflammatory diseases such as rheumatoid arthritis), and the reduction in activity of immune modulators in disease states (currently being applied to IL-10).  AVI’s RNA-based drug programs also include blocking mRNA translation. In AVI’s biodefense program, this application has been successful against the single-stranded RNA viruses Ebola Zaire and Marburg Musoke in non-human primates and could have value against other viral targets such as HCV, Dengue, Junin, influenza and RSV viruses. This application also will be evaluated in the clinic for the treatment of cardiovascular restenosis by our partner, Cook Medical. More information about AVI is available at www.avibio.com.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, the results of research and development efforts, the results of preclinical and clinical testing, the effect of regulation by the FDA and other agencies, the impact of competitive products, product development, commercialization and technological difficulties, and other risks detailed in the company’s Securities and Exchange Commission filings.